EXHIBIT 4.09
The Premcor Refining Group Inc.
To
Deutsche Bank Trust Company Americas
Trustee

THIRD SUPPLEMENTAL INDENTURE
Dated as of August 31, 2005
7 3/4% Senior Subordinated Notes due 2012

     THIRD SUPPLEMENTAL INDENTURE, dated as of August 31, 2005 (this “Third Supplemental Indenture”) between The Premcor Refining Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal executive office at 1700 East Putnam Avenue, Suite 400, Old Greenwich, CT 06870, and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of February 11, 2003 (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture, dated as of November 12, 2003 (solely for purposes of this Third Supplemental Indenture, referred to as the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of $175,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2012 of the Company (the “Notes”);
     WHEREAS, Section 8.02 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into a supplemental indenture to add any provisions to or change in any manner or eliminate any of the provisions of the Indenture or modify in any manner the rights of the Holders with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture;
     WHEREAS, pursuant to Section 8.02 of the Base Indenture, the Company and the Trustee are entering into this Third Supplemental Indenture to effect the amendments provided for in the Proposed Amendments (as defined below);
     WHEREAS, the Board of Directors of the Company has authorized the Company to approve the amendments to the Indenture set forth in Article 2 hereof (the “Proposed Amendments”);
     WHEREAS, pursuant to its offer to purchase and consent solicitation statement dated August 8, 2005 (the “Offer to Purchase”), the Company commenced a tender offer (the “Tender Offer”) for any and all of the outstanding Notes issued under the Indenture and solicited the consents (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) of the Holders of the Notes to the Proposed Amendments;
     WHEREAS, Holders of not less than a majority in principal amount of the outstanding Notes, other than Notes held by the Company or any of its affiliates, have duly consented to the Proposed Amendments;
     WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Opinion of Counsel in compliance with and to the effect set forth in Section 8.03 of the Base Indenture with respect to this Third Supplemental Indenture;
     WHEREAS, Section 8.04 of the Base Indenture provides, for purposes of the rights and obligations of the parties thereto and the Holders under the Indenture only, that the Holders of the Notes shall be bound, except as otherwise expressed herein, by this Third Supplemental Indenture once this Third Supplemental Indenture becomes effective; and
     WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company necessary to make this Third Supplemental Indenture a valid instrument legally binding on the Company, in accordance with its terms, have been duly done and performed.
     NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and Trustee covenant and agree as follows:
ARTICLE 1
Supplement and Effectiveness
     Section 1.01. Supplement. This Third Supplemental Indenture relates to and only affects the Notes, is supplemental to the Indenture and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
     Section 1.02. Effectiveness. This Third Supplemental Indenture is effective immediately upon its execution and delivery by each of the Company and the Trustee; provided, however, that the provisions of Article 2 of this Third Supplemental Indenture shall not become operative with respect to the Notes unless and until the Company (or its successor) accepts for payment the validly tendered Notes pursuant to the Offer in accordance with the terms and conditions of the Offer to Purchase, and if the Company (or its successor) does not accept for payment the validly tendered Notes pursuant to the Offer in accordance with the terms and conditions of the Offer to Purchase, then this Third Supplemental Indenture shall automatically become null and void ab initio. If the Offer is terminated or withdrawn prior to acceptance of the Notes, this Third Supplemental Indenture shall automatically become null and void ab initio.
ARTICLE 2
Amendments
     Section 2.01. Deletion of Certain Covenants of the Indenture. With respect to the Notes, (i) each of the following sections of the Base Indenture hereby is deleted and ceases to be in effect: Section 7.01(d); Section 9.06; Section 9.07; Section 9.08; Section 9.09; Section 9.10; Section 9.11; Section 9.12; Section 9.13; Section 9.14; Section 9.15; Section 9.17; Section 10.08; and Section 12.01 and (ii) each of the following sections of the First Supplemental Indenture hereby is deleted and ceases to be in effect: Section 2(r); and Section 2(s) (collectively, the “Indenture Designated Provisions”).
     Section 2.02. Deletion of Certain Definitions. With respect to the Notes, notwithstanding any provision in the Indenture to the contrary, the definition in the Indenture of each capitalized term that occurs only within the Indenture Designated Provisions as in effect prior to the execution of this Third Supplemental Indenture shall be of no further force or effect.

ARTICLE 3
General Provisions
     Section 3.01. Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore authenticated and delivered shall be bound hereby.
     Section 3.02. Indenture Remains in Full Force and Effect. This Third Supplemental Indenture is executed and accepted by the Company and the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Company and the Trustee with respect hereto.
     Section 3.03. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this Third Supplemental Indenture.
     Section 3.04. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 3.05. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.
     Section 3.06. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

THE PREMCOR REFINING GROUP INC.
By:	/s/ Joseph D. Watson
	Name:	Joseph D. Watson
	Title:	Executive Vice President and Chief Financial Officer

Attest:
  /s/ Jeffrey Dill

Name: Jeffrey Dill
Title: Assistant Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	/s/ Annie Jaghatspanyan
	Name:	Annie Jaghatspanyan
	Title:	Assistant Vice President

Attest:
  /s/ Angel E. Milanes, Jr.

Name: Angel E. Milanes, Jr.
Title: Client Services Administrator

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